DATED	2008

LOAN NOTE INSTRUMENT constituting the issue of USD 12,000,000 Convertible Loan Notes due 21 February 2015 of Coda Octopus Group, Inc.

CONTENTS

1. DEFINITIONS AND INTERPRETATION	1

2. FORM OF NOTES	9

3. COVENANTS OF COGI	10

4. CONVERSION	14

5. REGISTER	14

6. REPRESENTATIONS	15

7. INCORPORATION OF SCHEDULES	18

8. LAW	19

SCHEDULE 1	20

FORM OF INDIVIDUAL CERTIFICATE	22

SCHEDULE 2	23

THE CONDITIONS	23

SCHEDULE 3	34

CONVERSION	34

SCHEDULE 4	38

THE LEGEND	38

SCHEDULE 5	39

NOTICE OF CONVERSION	39

THIS LOAN NOTE INSTRUMENT is made on             2008

PARTY

CODA OCTOPUS GROUP, Inc., incorporated in the State of Delaware and whose principal place of business is at 164 West 25th Street, New York, New York 1001 (“COGI”).

BACKGROUND

COGI has pursuant to a resolution of its board of directors passed on 21 February 2008, created and authorised the execution and issue of a nominal amount of up to USD 12,000,000 Loan Notes due 21 February 2015 to be constituted as provided in this Instrument and subject to, and with the benefit of the schedules which shall be deemed to form part of this Instrument.

COGI has on 21 February 2008 entered into a Subscription Agreement with the Subscriber (as defined below) pursuant to which the Subscriber shall subscribe for the Notes on the Completion Date (as defined herein).

The payment obligations of COGI in respect of the Notes, this Instrument, the Subscription Agreement and the other Transaction Documents shall be secured in favour of the Subscriber for the benefit of the Noteholders in accordance with the security arrangements set out in the Deed of Guarantee, Debentures, Floating Charges and Security Agreement (each such term as defined herein).

WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Instrument and the schedules the following words and expressions, unless the context requires otherwise, mean:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.  With respect to a party, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such party will be deemed to be an Affiliate of such party;

“Agreed Form” in relation to any document means the form agreed and for the purposes of identification only initialled by or on behalf of COGI and the Subscriber;

“Aggregate Nominal Amount” means the aggregate Nominal Amount of all Notes in issue from time to time;

“Approved Acquisitions” means the acquisitions of the two targets disclosed in the Confidentiality Agreement at the date of this Instrument, and other acquisitions or strategic transactions which may be approved by a Noteholder Majority in writing during the Term

“Authorised Signatory” means any director of COGI, or any other officer of COGI authorised to sign on behalf of COGI;

“Board” means the board of directors of COGI from time to time;

“Business Day” means a day (excluding Saturdays, Sundays and any public holiday) on which banks are open for business in New York and London for the transaction of normal banking business;

“Certificate” means a loan note certificate issued in accordance with Clause 2 and substantially in the form set out in Schedule 1A;

“Change of Control” means a Sale;

“Collateral” shall have the same meaning as is given to such term in the Security Agreement;

“Colmek” means Miller and Hilton, d/b/a Colmek Systems Engineering, incorporated in the State of Utah and whose principal place of business is 2001 South 3480 West, Salt Lake City, Utah 84104; ;

“Common Stock” means the common stock (nominal value USD 0.001) of COGI or any replacement stock into which such common stock is subdivided, split or consolidated;

“Companies Act” means the Companies Act 1985 (as amended by the Companies Act 1989 and Companies Act 2006) and every other statutory modification or re-enactment thereof from time to time in force;

“Completion” means the carrying out by the parties of their respective obligations under Clauses 3.1 to 3.3 of the Subscription Agreement;

“Completion Date” means the date hereof;

“Conditions” means the terms and conditions of the Notes endorsed or to be endorsed on the Certificates, as set out in Schedule 2. References to a numbered Condition shall be construed accordingly;

“Confidentiality Agreement” means the agreement dated on or around the Completion Date between COGI and the Subscriber whereby the Subscriber agrees, inter alia, to keep certain information confidential;

“Debentures” means the two debentures to be granted on the date hereof in favour of the Subscriber, one debenture to be granted by Coda Octopus (UK) Holdings Ltd and the other by Martech Systems (Weymouth) Ltd and “Debenture” shall mean whichever of the Debentures as the context admits;

“Debt” for the purposes of Clause 3.4.9 means the aggregate of all bank borrowings, receivables financing and all other financing, debt and borrowings of whatever nature (other than (i) the Principal Amount Outstanding of all the Notes and (ii) debts due by COGI and its Group in the ordinary course of business) of COGI and its Group (as shown in the relevant audited consolidated accounts of COGI and its Group);

“Deed of Adherence” means a deed in the Agreed Form to be entered into by any Subsidiary which may be acquired by the Group after the date hereof (a “New Subsidiary”) whereby the New Subsidiary undertakes to guarantee the obligations of COGI under the Transaction Documents on a joint and several basis in the same manner as those Subsidiaries which entered into the Transaction Documents;

“Deed of Guarantee” means a deed in the Agreed Form to be entered into at Completion pursuant to which those Subsidiaries which are registered in the United Kingdom guarantee the obligations of COGI under the Transaction Documents;

“EBIT” means the operating profit of COGI and its Group (as shown in the relevant audited consolidated accounts of COGI and its Group) before deductions are made for interest and taxation payable by COGI and its Group;

“Event of Default” means any of the events listed in Condition 9.1 and which have not been remedied within the period (if any) granted to COGI under Condition 9.2;

“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder;

“Extraordinary Resolution” means a resolution passed as an Extraordinary Resolution at a meeting of Noteholders held in accordance with Condition 10;

“Final Maturity Date” shall have the meaning given to it in Condition 3.1;

“FGI” means Faunus Group International, Inc. a Delaware corporation whose principal place of business is 80 Pine Street, 32nd Floor, New York, New York 10005;

“Floating Charges” means the two floating charges to be granted on the date hereof in favour of the Subscriber, one floating charge to be granted by Coda Octopus Products Ltd and the other by Coda Octopus R & D Ltd and “Floating Charge” shall mean whichever of the Floating Charges as the context admits;

“Group” means COGI, its Subsidiaries, any company of which COGI is a Subsidiary (a “Holding Company”) and any Subsidiaries of any such Holding Company and references to a “member of the Group” or a “Group member” shall be construed accordingly;

“Guarantor” means any subsidiary of COGI which has on or before the Completion Date entered into an agreement to guarantee the obligations of COGI under the Transaction Documents, or which subsequently enters into an agreement to guarantee such obligations of COGI;

“Individual Certificate” means a Certificate representing one or more of the Notes in individual registered form;

“Intercreditor Deed” means a deed entered into on or around the Completion Date among COGI, the Subscriber and FGI regulating the priorities of the various charges and security interests held by the Subscriber and FGI;

“Legend” means an annotation endorsed upon the relevant Certificate or stock certificate, substantially in the form set out in Schedule 4;

“Lien” means a lien, charge, security interest, encumbrance, right of first refusal or other restriction;

“Liquidation” means the liquidation of COGI pursuant to the making of a winding-up order by a court of competent jurisdiction or the passing of a resolution by the stockholders of COGI that COGI be wound-up (save for a solvent winding-up for the purpose of reconstruction or amalgamation);

“Loan Note Instrument” means this Instrument;

“Lock-up Agreements” means certain agreements entered into on or around the date hereof between the directors and board members of COGI and the Subscriber undertaking (with certain exceptions) not to sell or transfer or otherwise dispose of any of their shares in COGI;

“Nominal Amount” means the amount specified in the relevant Individual Certificate as being the Principal Amount Outstanding of the relevant Note or Notes to which such Individual Certificate relates as at the date of such Individual Certificate’s issue;

“Noteholder” means the person for the time being entered in the Register as a holder of any part of the Notes;

“Noteholder Majority” means the holders for the time being of not less than 75% of the Aggregate Nominal Amount of the Notes then Outstanding;

“Notes” means USD 12,000,000 Convertible Loan Notes due 21 February 2015 constituted by this Instrument, or, as the case may be, the Principal Amount Outstanding represented by them, and each “Note” shall have a nominal amount of USD 100,000;

“Omnitech” means Coda Octopus Omnitech AS, incorporated in Norway whose principal place of business is at Sandviksboder 1A, N-5035 Bergen, Norway;

“Outstanding” means in relation to the Notes as of any date of determination, all of the Notes issued other than:

(a)	those Notes which have been redeemed or converted; and

(b)
those Notes in respect of which the Redemption Date in accordance with the relevant Conditions has occurred and the redemption monies (including all interest payable in respect of the redemption monies and any interest payable under the relevant Conditions after such date) have been duly paid to the relevant Noteholders in the manner provided in the Conditions;

“Permitted Issuance” means the issuance by COGI of (i) shares of Common Stock or options to employees, officers, directors or consultants of COGI pursuant to COGI’s existing Employees Stock Option Plans of 19 October 2004 and March 2, 2006 (“Existing Stock Option Plan”) and which at the date of this Instrument has available for issuance approximately 600,000 units of Common Stock; or (ii) Common Stock issued pursuant to any new Stock Option Plan (a “New Stock Option Plan”) adopted by COGI in accordance with its statutes and Delaware Law; provided that any New Stock Option Plan is substantially on the same terms and conditions as the Existing Stock Option Plan and shall not exceed 2,500,000 shares of Common Stock and all issuances pursuant to any New Stock Option Plan shall be based on the prevailing market price of the Common Stock at the time of issuance but subject to a minimum exercise price or sale price (whilst any sums remain outstanding under this Instrument) of USD1.05; or (iii) Common Stock issued upon the exercise or exchange of or conversion of the Notes issued hereunder; or (iv) Common Stock or other securities issued in connection with Approved Acquisitions; or (v) Common Stock issued by COGI pursuant to any contractual obligations which exist at the date of this Instrument (including the exercise of warrants, options or conversion of preferred stock into Common Stock) provided that such securities have not been amended since the date of this Instrument to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities; or (vi) up to 900,000 shares of Common Stock as compensation to certain parties in connection with the transactions envisaged by the Transaction Documents; or (vii) issuances of up to 300,000 units of Common Stock in each fiscal year of COGI in addition to any issuances referred to in parts (i) to (vi) inclusive of this definition.

“Permitted Liens” means, as the context so requires, (a) Liens in favour of Faunus Group International, Inc, (b) Liens in the Colmek Shares (as defined in the Security Agreement) in favour of the Selling Shareholders (as defined in the Security Agreement), (c) the Bond and Floating Charge granted by Coda Octopus Products Limited in favour of The Governor and Company of the Bank of Scotland, (d) any Liens for taxes or assessments not at the time due and (e) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and material men’s and similar Liens, if the obligations secured by such Liens are not then delinquent;

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or agency or subdivision thereof) or other entity of any kind;

“Principal Amount Outstanding” means as of any date of determination and in respect of any Note which is Outstanding, the principal amount of such Note as of such date;

“Principal Office” means, in relation to COGI, 164 West 25th Street, New York, New York 10001 or such other address as COGI may, from time to time, notify to the Noteholders;

“Process Agent” means Jason Reid, Director, Martech Systems (Weymouth) Ltd, 14 Albany Road, Granby Industrial Estate, Weymouth, Dorset DT4 9TH or such other person and address in the United Kingdom as COGI may, from time to time, notify to the Noteholders;

“Recapitalisation Event” means any increase, repayment, subdivision, consolidation, capitalisation or other variation of the share capital of COGI other than Permitted Issuances and except for the proposed increase of the authorised share capital of COGI at its next annual general meeting of shareholders in 2008 by another 50,000,000 shares of Common Stock having par value of $0.001

“Redemption Amount” has the meaning given to it by Condition 3.5;

“Redemption Date” shall have the meaning given to it in Condition 3.2 or Condition 3.3, as applicable;

“Register” means the register of Noteholders and other details relating to the Notes as referred to in Clause 5;

“Registrar” means Greenwich Capital Markets, Inc of 600 Steamboat Road, Greenwich, Connecticut 06830 or such other Registrar as may from time to time be appointed by the incumbent Registrar pursuant to Clause 5.2 (and whose identity is notified to the Noteholders and COGI) to maintain the Register;

“Sale” means the sale of any part of the Common Stock to any person after the Completion Date resulting in that person together with any person acting in concert (within the meaning given in the City Code on Takeovers and Mergers as in force at the Completion Date) with such person holding more than 50% of the Common Stock in issue (in aggregate) and, for these purposes, the persons who are holders of the Common Stock at the Completion Date and any person(s) for the ultimate benefit of whom such holders are holding such Common Stock shall not be deemed to be acting in concert with each other;

“SEC” means the US Securities and Exchange Commission;

“Securities Act” means the US Securities Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Security Agreement” means an agreement in the Agreed Form to be entered into at Completion whereby COGI and those of its Subsidiaries incorporated in the United States of America grant a continuing and first security interest in and over the assets of COGI and those of its Subsidiaries incorporated in the United States of America;

“Subscriber” means The Royal Bank of Scotland plc, incorporated in Scotland, with registered number 90312, acting through its London offices located at 135 Bishopsgate, London EC2M 3UR;

“Subscription Agreement” means the subscription agreement dated the Completion Date between the Subscriber and COGI;

“Subsidiary” means a company incorporated or established in any jurisdiction in which COGI holds not less than 50.1% of the issued voting shares or stock (but, for the purposes of the Transaction Documents, shall only include Colmek to the extent that a security interest in Colmek is granted under the Security Agreement) and “Subsidiaries” shall mean each Subsidiary of the Company from time to time;

“Term” means the period from the Completion Date to whichever is the earlier of (1) the seventh anniversary of the date of the Completion Date and (2) the date upon which the Notes have been repaid, redeemed, converted or cancelled in full in accordance with the Conditions;

“Transaction Documents” means the Subscription Agreement, this Instrument, the Deed of Guarantee, the Debentures, the Floating Charges, the Lock-up Agreements, the Security Agreement, the Confidentiality Agreement, the Intercreditor Deed and all other documents entered into in connection with any of them;

“USD” means United States dollars.

1.2
Words denoting the singular shall include the plural and vice versa. References to persons shall include bodies corporate, unincorporated associations and partnerships. References to any statute or statutory provision shall include any statute or statutory provision which amends, consolidates, extends or replaces the same.

1.3
Words and phrases defined in the Companies Act 1985 or in the Companies Act 2006 shall, save as expressly provided in this Instrument or the schedules have the same meanings in this Instrument and the schedules.

1.4
References to clauses and schedules shall be to clauses of and the schedules to this Instrument. Headings in this Instrument are inserted for ease of reference only and shall not affect its interpretation.

1.5	The word “redemption” includes purchase and repayment and the words “redeem” or “redeemed” shall be construed accordingly.

1.6
The words “this Instrument” refer to the provisions of the Loan Note Instrument and the schedules to the Loan Note Instrument (as from time to time modified under the terms of the Loan Note Instrument) and any deed expressed to be supplemental to the Loan Note Instrument.

1.7
References to any provisions of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such re-enactment.

1.8
Each of the provisions of this Instrument is severable and distinct from the other and if at any time when one or more of such provisions is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Instrument will not in any way be affected or impaired.

2.	FORM OF NOTES

The Notes will be represented by Certificates in the form or substantially in the form set out in Schedule 1, each signed by the duly authorised officers of COGI.

3.	COVENANTS OF COGI

3.1
The Subscriber has agreed to pay to COGI the subscription moneys on the terms set out in Clauses 3.2 to 3.5 of the Subscription Agreement and COGI shall on the date hereof issue to the Subscriber Notes for an amount equal to USD 12,000,000.

3.2
COGI, for value received, hereby promises to pay to the Noteholders the Redemption Amount of the Notes together with such other amounts as may be payable all subject to and in accordance with the Conditions.

3.3	COGI will comply with the provisions of this Instrument, the Notes and the Conditions in all respects and the Notes shall be held subject to this Instrument and the Conditions.

3.4	So long as any of the Notes remain Outstanding COGI shall:

3.4.1	at all times perform and comply with its obligations set out in the Subscription Agreement, this Instrument and the Conditions;

3.4.2	not take any steps or actions which materially impair or adversely affect or derogate from, in any manner whatsoever, the enforceability in any respect of any of the Transaction Documents;

3.4.3
keep, and procure that its Subsidiaries keep, proper books of account and allow the Noteholders free access to such books of account at any time following an Event of Default, provided that COGI shall not be obliged to disclose confidential and / or proprietary information in relation to any of its customers;

3.4.4
give notice to the Noteholders in writing immediately on becoming aware of an Event of Default or an event which with the giving of notice or lapse of time or both would constitute an Event of Default;

3.4.5	give notice to the Noteholders of any unconditional payment of amounts due in respect of the Notes made after the due date for such payment;

3.4.6
send to the Noteholders or procure that the Registrar sends to the Noteholders, as soon as practicable following a request in writing by a Noteholder Majority, a certificate of COGI or the Registrar signed by an Authorised Signatory confirming the total number and Aggregate Nominal Amount of Notes outstanding;

3.4.7
give notice to the Noteholders immediately on COGI becoming aware that it or any Guarantor has become subject generally to the taxing jurisdiction of any territory other than (or in addition to) the United States of America, Norway and the United Kingdom and enter, as soon as practicable, into a supplemental deed to this Instrument giving the Noteholders an undertaking or covenant (in a form and manner satisfactory to a Noteholder Majority) in terms corresponding to the terms of Condition 3, with the substitution for (or addition to) the references to the United States of America, Norway and the United Kingdom of references to that other (or additional) territory or authority;

3.4.8	apportion the proceeds of the Notes to the following categories: a) working capital and b) (in accordance with Clause 9 of the Subscription Agreement) Approved Acquisitions;

3.4.9
ensure that the ratio of Debt to EBIT shall not exceed 6:1 in the year to 31 October 2008, 1.35:1 in the year to 31 October 2009 and 0:8:1 thereafter. In the event that the Approved Acquisitions do not take place and a Noteholder Majority does not require partial repayment in accordance with Condition 3.4, the ratios will be altered to 3:1 for the year to 31 October 2009 and 1:1 thereafter. In the event that a Noteholder Majority does require partial repayment, the ratios will be altered to 3:1 for the year to 31 October 2009 and 2:1 thereafter;

3.4.10
not incur, and shall procure that no Group member shall incur, any further indebtedness (including acquired debt) provided that COGI and any Group member may incur additional indebtedness, if in each case:

(a)	debt shall not be created that is senior to the Notes; and

(b)	the total aggregate amount outstanding incurred by COGI and all Group members at any one time of such further debt does not exceed USD 2,000,000; and

(c)
the approval of a Noteholder Majority is sought, such approval not to be unreasonably withheld and which approval shall be deemed to have been given, in the absence of a response from the Noteholders, at the expiry of 14 days from the date the approval is sought or (if later) 10 days from the date COGI is reasonably satisfied that the Noteholders received the approval request.

For the purposes of this Clause 3.4.10 “indebtedness” shall not include trade debts and other debts and obligations incurred in the normal course of business of COGI and each Group member.

3.5	During the Term COGI will not:

3.5.1
save for Permitted Issuances, make any new purchases, redemptions or otherwise acquire or retire for value, directly or indirectly, any new shares of COGI’s capital stock or any options, new warrants or other rights to acquire such shares of capital stock; or

3.5.2
other than in connection with the repayment of sums due to FGI, or the payments due to the Selling Shareholders of Colmek as part of the deferred consideration due in respect of Colmek, make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or stated maturity, any subordinated debt not otherwise permitted or provided for in this Instrument and any associated documentation; or

3.5.3
except for (i) the Approved Acquisitions and (ii) the CODA MENA operations mentioned in the Confidentiality Agreement and (iii) reasonable investments under its existing patent programme, make any additional corporate investments (other than any investment approved in writing by a Noteholder Majority or in cash and cash equivalents) in any person; or

3.5.4	permit payment of shareholders’ dividends without the written consent of a Noteholder Majority except for payment of COGI’s existing 12% Series A Preferred Stock comprising 6,406.70 units; or

3.5.5	permit, create, or cause to be permitted or created, any Recapitalisation Event; or

3.5.6	provide finance or other funding to Colmek in excess of 5% of the Aggregate Nominal Amount without the written consent of a Noteholder Majority.

3.6
During the Term COGI will not sell, pledge or otherwise dispose of, directly or indirectly, any shares of its capital stock except for Permitted Issuances provided for in this Instrument and any associated documentation.

3.7
During the Term COGI will not without the written consent of a Noteholder Majority, sell, pledge or otherwise dispose of (“disposition”), directly or indirectly, any assets equating to or more than five percent (5%) of COGI’s net asset value (as shown by the latest audited consolidated accounts of COGI and its Group which are available at the date of the disposition). Such consent shall not be unreasonably withheld.

3.8
During the Term COGI will not, directly or indirectly, enter into or suffer to exist any transaction (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service) with, or for the benefit of, any Affiliate of COGI unless such transaction is entered into in good faith and such transaction is on terms, that, taken as a whole, are not materially less favourable to COGI than those that could have been obtained in comparable arm’s-length transactions with third parties that are not Affiliates.

3.9
During the Term, save for (i) the security interests of FGI, (ii) the Selling Shareholders’ pledges in respect of the Colmek Shares and (iii) the Bond and Floating Charge granted by Coda Octopus Products Limited in favour of The Governor and Company of the Bank of Scotland, COGI will not take or omit to take any action that might or would have the result of materially impairing the first ranking security interests securing the Notes. COGI will not grant to any person other than the Lender any interest whatsoever in the Collateral.

3.10
During the Term COGI will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of COGI’s property or assets, including any shares or stock or debt, whether owned at or acquired after the date of this Instrument, or any income, profits or proceeds therefrom with the exception of the Permitted Liens.

3.11	During the Term, except for the Permitted Liens, COGI will not further pledge its assets as security or otherwise without the prior written consent of a Noteholder Majority.

3.12
So long as any Notes are Outstanding, COGI will furnish to the Noteholders quarterly reports to a standard (in terms of detail and disclosure) no less than required by the SEC. All and any obligations of COGI to comply with applicable SEC regulations including regulations concerning disclosure of non-public information shall take precedence over any obligations to provide information under this Clause 4.12 and COGI shall not be considered to be in breach of this condition where it cannot comply with the requirements to provide information to the Noteholders set out in this clause 3.12 due to its SEC obligations. Additionally COGI will provide a monthly report to include summary of cash balances, new/pending orders, order backlog and noteworthy events and until the FGI security interest is discharged provide information of the amounts financed by FGI in the relevant quarter.

3.13
At all times during the Term COGI shall procure that either (i) any assets which Omnitech may acquire shall, within 30 days of becoming assets of Omnitech, be transferred to another Group member or (ii) the approval of a Noteholder Majority is obtained to Omnitech holding such assets (such approval to include, if the Noteholder Majority so directs, a requirement that Omnitech enters into a Deed of Adherence and grants any required security over its assets).

3.14
During the Term COGI shall indemnify and keep indemnified the Noteholders against any loss incurred by the Noteholders if COGI makes a payment to the Noteholders in a currency other than the Specified Currency that, when exchanged into the Specified Currency on the day it is received by the Noteholders, is less than the amount due to the Noteholders.

4.	CONVERSION

The Notes shall be convertible into units of Common Stock in accordance with the provisions of Schedule 3.

5.	REGISTER

5.1	COGI undertakes to immediately appoint the Registrar to maintain the Register at all times. There shall be entered in the Register by the Registrar:

5.1.1	the names and addresses of the Noteholders and, where required by law, beneficial owner where different;

5.1.2
the amount of the Notes held by each registered holder (including the Issue Date (as shown on each Individual Certificate), the Principal Amount Outstanding of the Notes represented in such Individual Certificate and the Nominal Amount specified in the Individual Certificate relating to such registered holder);

5.1.3	the date at which the name of every such registered holder is entered in respect of the Notes standing in its name;

5.1.4	the serial number of each Note and Individual Certificate issued and its date of issue; and

5.1.5	particulars of any partial redemption, transfer and other changes of ownership of the Notes, subject to the same being duly stamped.

5.2
Subject to notifying COGI and the Noteholders of the identity of the new Registrar, the Registrar may, at any time, transfer the role of Registrar to any party to whom any of the Notes are transferred in accordance with the Conditions. If the Registrar for the time being wishes to appoint a party as Registrar who is not a Noteholder then the prior written consent of COGI will be required, which consent shall not be unreasonably withheld provided the whole costs of the proposed new Registrar, both for accepting the role of Registrar and for maintaining the Register, are met by the outgoing Registrar or by the Noteholders.

5.3
If at any time the Registrar is not the Subscriber or a Noteholder, COGI shall procure that the Registrar shall not amend the Register otherwise than in accordance with the provisions for amendment contained in this Instrument and the Conditions.

5.4
A Noteholder and any person authorised in writing by any such persons shall be entitled without charge at all reasonable times during office hours in London to inspect the Register and take copies of and extracts from the Register or any part thereof free of charge insofar as it refers to that specific Noteholder.

6.	REPRESENTATIONS

COGI warrants and represents to the Noteholders that on the date of this Instrument and on each anniversary thereof and on the Redemption Date:

6.1
it and each of the Subsidiaries is an entity duly incorporated or otherwise organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organisation (as applicable), with the requisite power and authority to own and use its and their properties and assets and to carry on its and their businesses as currently conducted. COGI is not, nor are any of the Subsidiaries, in violation or default of any of the provisions of its or their certificate or articles of incorporation, bylaws or other organisational or charter documents;

6.2
no order has been made or petition presented or resolution passed for the winding up of COGI or any Group member and no distress, execution or other process has been levied on any of its or their assets;

6.3
neither COGI nor any Group member has stopped payment on any debts and neither COGI nor any Group member is insolvent or unable to pay its or their debts for the purpose of Section 123 of the Insolvency Act 1986;

6.4	no administrative receiver, receiver and manager or the equivalent in any other applicable jurisdiction has been appointed to the business or assets or any part thereof of COGI or of any Group member;

6.5
all of the direct and indirect subsidiaries of COGI are set forth in the Disclosure Letter. Except as is set forth in the Disclosure Letter, COGI owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of pre-emptive and similar rights to subscribe for or purchase securities;

6.6
payments under the Notes will be made by COGI without withholding or deducting for any taxes, duties or other charges of whatever nature of the jurisdiction of incorporation of COGI or any political subdivision or authority thereof or therein having power to tax;

6.7
since the date of the latest audited financial statements of COGI, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in an event which is materially adverse to the condition (financial or otherwise), prospects, results of operations or general affairs of COGI or the Group (a “Material Adverse Effect”), (ii) COGI has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in COGI’s financial statements pursuant to US GAAP, (iii) COGI has not altered its method of accounting, (iv) COGI has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) COGI has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing COGI stock option plans;

6.8
there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of COGI, threatened against or affecting COGI, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavourable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither COGI nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of COGI, there is not pending or contemplated, any investigation by the SEC involving COGI or any current or former director or officer of COGI. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by COGI or any Subsidiary under the Exchange Act or the Securities Act;

6.9
COGI and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of COGI and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by COGI and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by COGI and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which COGI and the Subsidiaries are in compliance;

6.10
COGI and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither COGI nor any Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights used by COGI or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of COGI, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. COGI and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

6.11
it has full power to issue and perform its obligations under the Notes to borrow and repay up to the Aggregate Nominal Amount and has obtained and will maintain in effect all consents necessary for the foregoing purposes;

6.12
the execution of this Instrument and the issue of the Notes does not and will not constitute a breach of any existing law or regulation or its charter or by-laws or exceed any limitation on the powers of its directors or breach the terms of any contract, charge or restriction binding upon it and this Instrument and each Note constitutes (or will when executed constitute) its valid and binding obligations; and

6.13	no event has occurred which constitutes (or with the giving of notice or lapse of time or both would constitute) an Event of Default.

7.	INCORPORATION OF SCHEDULES

The schedules shall have effect in the same manner as if such provisions were set out and incorporated in this Instrument.

8.	LAW

8.1	This Instrument, the schedules and the Notes shall be governed by and construed in accordance with the laws of England and Wales.

8.2
Each of the parties agrees that the courts of England are to have non-exclusive jurisdiction to settle any dispute (including claims for set-off and counter claims) which may arise in connection with the creation, validity, effect, interpretation, or performance of, or of legal relationships established by, this Instrument or otherwise arising in connection with this Instrument, the schedules and the Notes and for such purposes irrevocably submit to the jurisdiction of the English courts.

8.3
COGI hereby appoints the Process Agent as its agent for the purposes of receiving service of any process, proceedings or documents in connection with proceedings raised in the English courts in accordance with Clause 8.2.

IN WITNESS whereof this Instrument has been executed as a deed by COGI the day and year first above written.

SCHEDULE 1 A

Form of Individual Certificate

No ◆

CODA OCTOPUS GROUP, Inc.

(Incorporated in the State of Delaware)

Issue of USD 12,000,000 Loan Notes due [ ] February 2015
(“Notes”)

Issued pursuant to a resolution of the Board of Directors of Coda Octopus Group, Inc. passed on 21 February 2008.

THIS IS TO CERTIFY that [                    ] of [                   ] is the registered holder of USD [                    ] of the Notes (“Nominal Amount”) which are constituted by an Instrument dated 21 February 2008 (“Instrument”) and issued on 21 February 2008 (“Issue Date”). The Notes are issued subject to the terms of the Instrument and the Conditions endorsed hereon. Capitalised terms defined in the Instrument and the Conditions shall bear the same meaning in this Individual Certificate.

Dated                                 2008

EXECUTED and delivered as a deed by Coda Octopus Group, Inc acting by two directors:	) ) ) )

Director

Director

NOTE:

1.
This Individual Certificate must be surrendered to the Registrar before any transfer whether of the whole or any part of the Notes comprised in it can be registered or any new Individual Certificate can be issued in exchange.

2.
The Notes are transferable in the amount or multiples of USD 100,000 only in accordance with the Conditions endorsed hereon. No transfer, whether of the whole or any part of the Notes comprised in this Individual Certificate, will be accepted for registration unless accompanied by this Individual Certificate and lodged at the offices of the Registrar.

3.	The Notes are repayable in accordance with the Conditions endorsed hereon.

4.	A copy of the Instrument and Register of Noteholders is available for inspection at the offices of the Registrar at all reasonable times during office hours in London.

SCHEDULE 1 B

Form of Instrument of Transfer

IRREVOCABLE NOTE, STOCK OR BOND POWER

CODA OCTOPUS GROUP, Inc.

(Incorporated in the State of Delaware)

USD 12,000,000 Loan Notes due [ ] February 2015 (“Notes”)

WE [ ] of [ ] the registered holder of Notes (constituted by an Instrument dated [ ] February 2008 (the “Instrument”)) representing a Nominal Amount of USD [ ] For value received, the undersigned does(do) HEREBY sell, assign, and transfer to [ ] of [ ]USD [ ] Nominal Amount of the Notes, No.s [ ] inclusive to the said [ ]1  standing in the name of the undersigned on the register maintained by [ ] in connection with the Notes. The undersigned does (do) hereby irrevocably constitute and appoint [ ] attorney to transfer the said Notes, on the books of the said Company, with the full power of substitution in the premises. The Transferee by acceptance of this Instrument of Transfer and by presenting this Instrument of Transfer to the Registrar for registration accepts the Notes subject to the terms of the Instrument and the Conditions forming Schedule 2 to the Instrument.

Dated                                 20[ ]

EXECUTED and delivered as a deed by [ ] acting by two directors or one director and the company secretary	) ) ) )

Director

Director / Secretary

1 IMPORTANT: The signature(s) to this power must correspond with the name(s) as written upon the face of the certificate(s) in every particular without alteration

SCHEDULE 2

The Conditions

Unless the context requires otherwise, words and expressions defined in the Instrument shall have the same meaning when used in these Conditions.

1.	AMOUNT AND STATUS OF THE NOTES

1.1	Status

The Notes constitute direct, general, secured, unconditional obligations of COGI constituted by the Instrument. The Notes shall at all times rank pari passu and rateably without any preference amongst themselves.

1.2	Denomination and Nominal Amount

The Notes shall be issued in amounts of USD 100,000 and integral multiples thereof in nominal value subject to and with the benefit of the provisions of the Instrument. All the obligations and covenants contained in the Instrument shall be binding on COGI and the Noteholders and all persons claiming through them. The maximum Aggregate Nominal Amount of the Notes shall be USD 12,000,000.

2.	FORM OF NOTES

2.1
The Notes will be represented by Certificates in the form or substantially in the form set out in Schedule 1 of the Instrument, each signed by the duly authorised officers of COGI. The Notes shall be issued in registered form.

2.2	Any Certificates and any certificates for Common Stock issued as a result of any conversion of the Notes in accordance with Clause 4 of the Instrument shall all be imprinted with the Legend.

3.	REDEMPTION

3.1	Final Redemption. Unless previously redeemed in full, or purchased or converted or cancelled, COGI will redeem the Notes on the earliest of the following (“Maturity Date”):

3.1.1	21 February 2015, or if such date is not a Business Day on the immediately preceding Business Day (“Final Maturity Date”); and

3.1.2	the date upon which a Liquidation takes place;

when the Noteholders shall be paid the Redemption Amount for each Note then outstanding.

3.2
Full or partial redemption prior to the Maturity Date at the option of COGI. COGI may, by giving not less than five Business Days prior written notice to the Noteholders, redeem all or any of the Notes. Upon the day specified in the relevant notice (“Redemption Date”) COGI shall be bound to redeem the Notes specified in the relevant notice, each at the Redemption Amount (as calculated in accordance with Condition 1.4) and the Noteholders shall be bound to deliver the Individual Certificates representing the Notes to COGI.

3.3
Full redemption prior to the Maturity Date at the option of the Noteholders. If there is a Change of Control at any time prior to the Maturity Date then a Noteholder Majority or Noteholders (acting under Extraordinary Resolution of the Noteholders) may by giving not less than five Business Days prior written notice to COGI specifying a date for redemption of the Notes (“Redemption Date”), require the redemption of all the Notes represented by each of the Individual Certificates and COGI shall be bound to redeem the Notes accordingly each at the Redemption Amount (as calculated in accordance with Condition 3.5) and the Noteholders shall be bound to deliver the Individual Certificates representing the Notes to the Registrar, with a copy to COGI at the same time.

3.4
Redemption if no acquisitions. Should the acquisitions of those of the Approved Acquisitions specifically named in the Confidentiality Agreement not be completed with 12 months of the date of the Instrument, COGI will, no later than 30 days before the first anniversary of the date of this Instrument, submit alternative investment plans to the Noteholders for approval by a Noteholder Majority. If such approval is not forthcoming within 30 days of it being sought, COGI will, within 14 days of the written request of a Noteholder Majority, repay, without penalty, but including any interest accrued up to the date of repayment, the sum of USD 6,000,000. Any such repayment shall be treated as a redemption of sixty (60) of the Notes and the remainder of the Notes shall continue in existence in accordance with the terms of this Instrument. For the avoidance of doubt, no premium or other payment over and above the Nominal Amount of the sixty (60) Notes shall be due in the event of partial repayment under this Condition 3.4;

3.5	Redemption Amount.

3.5.1	For the purposes of a redemption taking place on the Maturity Date in accordance with Condition 3.1 the Redemption Amount shall be 130% of the Nominal Amount.

3.5.2	For the purposes of Condition 3.2 and Condition 3.3, the Redemption Amount on the relevant Redemption Date shall be an amount equal to whichever is the greater of (1) 130% of NA or (2) NA + P

Where:

NA	=	The Nominal Amount

P	=	The amount which, when added to the Nominal Amount on the Redemption Date, will result in the Noteholders receiving an IRR of not less than 30%

IRR	=
The internal rate of return for each Note such that the net present value of all cashflows associated with the Notes (including all interest paid on the Notes to the Redemption Date and including the original subscription amount and the Redemption Amount for the Notes) when discounted back to the date of issue of the Notes equals zero.

3.5.3	If a partial redemption is effected under the provisions of Condition 3.4 (Redemption if no acquisition) then the Redemption Amount shall be 100% of the Nominal Amount of each Note redeemed.

3.5.4
If the Notes become due and payable following an Event of Default in accordance with Condition 9.3 then the Redemption Amount shall be the amount calculated in accordance with the provisions of Condition 3.5.2.

3.6	All Notes redeemed by COGI shall be cancelled and shall not be available for reissue.

3.7
Where some, but not all, of the Notes are redeemed under Condition 3.2 or Condition 3.4, those of the Notes to be redeemed shall be randomly selected from all of the Notes then in issue by means of drawing lots from the serial numbers of all the Notes remaining in issue at the relevant time. Such drawing of lots shall be conducted by COGI which shall certify to the Noteholders the serial numbers of the Notes to be redeemed.

4.	INTEREST

4.1
The Notes will bear interest at a rate of 8.5% (eight and one-half percent) per annum payable half-yearly in arrears on 21 February and 21 August. The first payment shall be due on 21 February 2009 for the period from the date of issue of the Notes to and including 21 February 2009. Interest shall be calculated on the basis of a standard 30 days per month and 360 days per annum, regardless of the actual number of days in any month or year.

4.2
If COGI fails at any time to make any payment on the due date, COGI shall pay to the Noteholders interest on such sum for the period between the due date and the date on which such unpaid sum is paid in full (as well after as before judgement), such interest accruing daily on the basis of a year of 365 days and the number of days elapsed at the rate of 2% per annum above the base rate quoted by The Royal Bank of Scotland plc from time to time.

5.	SET OFF

5.1
All payments in respect of the Notes shall be without set-off or counterclaim and free and clear of all claims liens charges encumbrances and any equity set-off or cross-claim on the part of COGI against any Noteholder and (except where required by law) without deduction or withholding or payment for or on account of any taxes which may be imposed in the United States of America, Norway, the United Kingdom or any other jurisdiction from which payment may be made by COGI.

5.2
If a payment due in respect of the Notes is subject to taxation by way of withholding at its source, the Noteholders shall be entitled to receive from COGI such amounts as shall ensure that the net receipt, after taxation, to the Noteholders in respect of the payment is the same as it would have been were the payment not subject to taxation.

6.	TITLE TO NOTES

Except as required by law, COGI shall be entitled to recognise the registered holder(s) of the Notes as the absolute owner(s) thereof and shall not be bound to take notice of any trust whether express, implied or constructive to which any Notes may be subject. COGI may accept the receipt of the registered holder for the time being of any Notes for any moneys payable in respect thereof as a good discharge to COGI notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such Notes, interest or moneys. No notice of any trust, express, implied or constructive, shall be entered on the Register in respect of any Notes.

7.	TRANSFER

7.1	The Notes shall be freely transferrable (in integral multiples of USD 100,000) by execution of an instrument of transfer in the form set out in Schedule 1 B to the Instrument.

7.2
Every instrument of transfer shall be signed as a deed by or on behalf of the transferor and the transferor shall be deemed to remain the owner of the Notes until the name of the transferee is entered in the Register in respect of the Notes.

7.3
Every instrument of transfer must be left, duly stamped, at the offices of the Registrar from time to time for registration accompanied by the Individual Certificate of the Notes to be transferred and such other evidence (if any) as the Registrar may reasonably require to prove the title of the transferor or its right to transfer the Notes (and if the instrument of transfer is executed by some other person on his behalf the authority of that person to do so), whereupon COGI shall procure that such transfers shall be so registered. No fee will be charged by the Registrar or COGI for the registration of any transfer.

7.4
In the case of any transfer of Notes, the transferee shall be entitled to an Individual Certificate in respect of such Notes so transferred. If the Individual Certificate related to Notes of a higher Nominal Amount than the Notes transferred then the transferor shall be entitled to an Individual Certificate for the balance of Notes held by it after the completion of the relevant transfer of Notes.

7.5	No application has been or is intended to be made to any stock exchange for any of the Notes to be listed or otherwise traded.

7.6

7.7
All instruments of transfer which shall be registered and all Individual Certificates which are surrendered to the Registrar or COGI will be retained by the Registrar or COGI for a period of three (3) years following the Final Maturity Date.

7.8
Any person becoming entitled to a Note in consequence of the insolvency or bankruptcy of any Noteholder or of any other event giving rise to the transmission of such Note by operation of law may upon producing such evidence of its title and the relevant Individual Certificate be registered itself as the holder of the Note or may transfer the Note.

7.9
Upon surrender to the Registrar of the relevant Certificate or Certificates, any Noteholder shall be entitled to a replacement Certificate or Certificates in respect of any Certificate or Certificates which have been mutilated or defaced. If any Certificate or Certificates are destroyed or lost, then upon the Noteholder indemnifying the Registrar and COGI, in terms reasonably acceptable to the Registrar and COGI, the Noteholder shall be entitled to a replacement Certificate or Certificates.

8.	PAYMENT OF MONEYS

If the due date for payment of any amount due hereunder falls on a day which is not a Business Day, such amount shall be due and payable on the Business Day immediately following such day.

9.	EVENTS OF DEFAULT

9.1 Subject to Condition 9.2, each of the following shall constitute an Event of Default:

(a)	COGI fails to pay any sums due hereunder upon the relevant interest payment date, Redemption Date or the Maturity Date of the Notes (as the case may be); or

(b)
COGI fails to procure the issue by its transfer agents and delivery within ten (10) Business Days, to the parties entitled to the same, of certificates or other appropriate evidence of title to the Common Stock arising from any conversion of the Notes (evidence that irrevocable instructions for the issuance of the shares of Common Stock were given to its transfer agents by COGI shall be sufficient and in such circumstances shall not constitute an Event of Default); or

(c)	COGI fails to comply to a material extent with the covenants contained in Clause 3 of the Loan Note Instrument; or

(d)	COGI fails to comply to a material extent with any of the Conditions; or

(e)	COGI fails to advise the Noteholders of any material circumstances which would, in all probability, constitute an Event of Default; or

(f)
COGI or any member of the Group ceases or threatens to cease to carry on its business or a substantial part of its business without first obtaining the prior written consent of a Noteholder Majority; or

(g)
any Guarantor failing to pay when due any sum due under the Subscription Agreement (or any other agreement whereby such Guarantor guarantees the obligations of COGI under the Transaction Documents) of not less than USD 100,000; or

(h)
if any order is made by any competent court or any resolution is passed by COGI for the winding up or dissolution or for the appointment of a liquidator of COGI (except in the case of a voluntary amalgamation or reconstruction of COGI on a solvent basis); or

(i)	if a liquidator, administrator, receiver, receiver and manager or administrative receiver or similar officer is appointed in relation to the whole or any part of its assets, rights or undertaking; or

(j)	if proceedings are commenced under any law, regulation or procedure relating to the reconstruction or adjustment of debts; or

(k)	if any order is made by any competent court for the appointment of an administrator in relation to COGI; or

(l)	if COGI becomes prevented by law or court order from performing its obligations under the Instrument; or

(m)	if any security or security documentation granted pursuant to the Subscription Agreement is terminated (without the prior written consent of a Noteholder Majority) or becomes unenforceable; or

(n)	if there is a breach of any of the restrictions contained in the Lock-up Agreements by any party to it;

(o)	if there is any breach by COGI of any material warranty or material representation contained in the Loan Note Instrument or the Subscription Agreement.

9.2
Save in respect of any Event of Default falling under Condition 9.1(e) above, if there are any matters, facts or circumstances which, but for this Condition 9.2, would constitute an Event of Default but such Event of Default is capable of being remedied (a “Possible Breach”) then COGI shall have a period of 30 days (or such longer period as is reasonable in the circumstances and which is agreed between COGI and a Noteholder Majority, all parties acting reasonably) from the earlier of (i) the date COGI becomes aware, or ought reasonably to be aware, of such matters, facts or circumstances and (ii) the date COGI is given notice by a Noteholder Majority in which to remedy any matters, facts or circumstances giving rise to the Possible Breach. If COGI remedies the matters, facts or circumstances in accordance with this Condition 9.2 then any Event of Default which would have arisen, but for the remediation, shall be deemed not to have occurred.

9.3
If an Event of Default occurs and it is not remedied in accordance with Condition 9.2 then, on the expiry of the period allowed in Condition 9.2 to remedy the Event of Default, and upon written notice by a Noteholder Majority, the Notes shall become immediately due and payable at the Redemption Amount and the Noteholders shall be entitled to take such enforcement action as they see fit in accordance with the Transaction Documents or as may otherwise be available at law. In the event that either (i) the Noteholders do not take such action within six months of becoming aware of the occurrence of the Event of Default or (ii) the Event of Default is remedied by action or passage of time before the Noteholders take any enforcement action then (without prejudice to the rights of the Noteholders in respect of any other Event of Default which has or may subsequently occur) the rights of the Noteholders to take such action in respect of that Event of Default shall terminate and the Event of Default will be deemed to have been waived.

10.	MEETINGS OF NOTEHOLDERS

10.1
COGI may (and shall at the written request of a Noteholder Majority) at any time convene a meeting of the Noteholders by not less than 7 (or such shorter period as a Noteholder Majority may agree) days' notice to the Noteholders, specifying the place, day and hour of the meeting and the terms of any resolution (an “Extraordinary Resolution”) to be proposed at the meeting and which is to be passed by a Noteholder Majority. The meeting shall have power by an Extraordinary Resolution to approve (subject to the consent of COGI in writing) any modification, abrogation or compromise or any arrangement in respect of the rights of the Noteholders against COGI and to assent to any modification of the Instrument to the extent that it affects the Notes. No variation or modification of the rights of the Noteholders or of any provision of the Instrument or such Notes shall be made without the prior approval of an Extraordinary Resolution by the Noteholders in accordance with this Condition 10.1. A poll may be demanded either by the chairman of the meeting or by a Noteholder Majority. On a poll, a Noteholder shall have one vote for every USD 1 in Nominal Amount of Notes registered in its name. The non-receipt by any Noteholder of or the accidental omission to give any Noteholder notice of any such meeting shall not invalidate the proceedings at that meeting. An Extraordinary Resolution passed at a meeting of the Noteholders duly convened and held in accordance with this Condition 10.1 shall be binding on each of the Noteholders whether present or not present at such meeting. A resolution signed by a Noteholder Majority shall be as valid and effectual as if it had been passed at a meeting of the Noteholders duly convened and held and such resolution in writing may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the Noteholders.

10.2
The quorum at any meeting shall be Noteholders holding or representing by proxy seventy-five per cent (75%) of the Aggregate Nominal Amount outstanding of the Notes. If within a quarter of an hour from the time appointed for any meeting, a quorum is not present the meeting shall stand adjourned to such day (not being less than 5 or more than 21 days after the date of the meeting from which such adjournment takes place) and to such time and place as the chairman of the meeting may determine. At the adjourned meeting the quorum shall comprise of Noteholders holding or representing by proxy a minimum of seventy-five per cent (75%) of the Aggregate Nominal Amount outstanding of the Notes. Notice of an adjournment shall be given in like manner as for the original meeting.

10.4
Any Noteholder being a body corporate may appoint a representative to attend and vote on such Noteholder’s behalf at meetings of Noteholders. Any Noteholder being an individual may appoint an attorney or proxy to attend and vote on such Noteholder’s behalf at meetings of Noteholders. The authority of any such representative, attorney or proxy to attend and vote shall be determined by the chairman of the relevant meeting of Noteholders, acting reasonably.

11.	ALTERATION OF THE INSTRUMENT

The provisions of the Instrument and these Conditions may not be altered abrogated or added to save with the consent in writing of COGI and the consent in writing of a Noteholder Majority.

12.	NOTICES

Any notice, demand or other document to be given under the Instrument or the Conditions:

12.1	must be in writing;

12.2	may be given to COGI at its Principal Office for the time being;

12.3	may be given to each Noteholder at its address as shown in the Register or such other address as it may notify to COGI for such purpose; and

12.4	shall be deemed to have been served:

12.4.1	if delivered by hand, at the time of delivery; or

12.4.2	if posted, at 10.00 a.m. on the second (or, in the case of air mail, fourth) Business Day after it was put into the post; or

12.4.3
if sent by facsimile on receipt of a successful transmission report, or if despatched after 5.00 p.m. on any Business Day at 10.00am on the Business Day following the date of receipt of a successful transmission report.

13.	INSTRUMENT

A copy of the Instrument shall be supplied free of charge to each Noteholder on receipt by COGI of a written request of the Noteholder.

14.	EXPENSES

COGI will pay any stamp duty, issue, registration, documentary and other similar fees, duties and taxes incurred by it including interest and penalties payable on or in connection with the execution and delivery of the Instrument and the constitution and issue of the Notes.

15.	THIRD PARTIES

The Contracts (Rights of Third Parties) Act 1999 shall not apply to the Instrument and the Notes and a person who is not a party to the Instrument nor a Noteholder shall not have nor acquire any right to enforce any term of it pursuant to that Act. This provision shall not affect any right or remedy of any third party which exists or is available otherwise than by reason of that Act and shall prevail over any other provision of the Instrument which is inconsistent with it.

16.	LAW

16.1	The Instrument, the Schedules and the Notes shall be governed by and construed in accordance with the laws of England and Wales.

16.2
Each of the parties agrees that the courts of England are to have non-exclusive jurisdiction to settle any dispute (including claims for set-off and counter claims) which may arise in connection with the creation, validity, effect, interpretation, or performance of, or of legal relationships established by, the Instrument or otherwise arising in connection with the Instrument, the Schedules and the Notes and for such purposes irrevocably submit to the jurisdiction of the English courts.

16.3
COGI hereby appoints the Process Agent as its agent for the purposes of receiving service of any process, proceedings or documents in connection with proceedings raised in the English courts in accordance with Condition 16.2.

SCHEDULE 3

Conversion

1	Definitions

Words and expressions defined in Clause 1 of this Instrument shall have the same meaning when used in this Schedule. In addition, the following words and expressions, unless the context requires otherwise, mean:

“Company” means COGI

“Conversion Price” means USD 1.05 of nominal value of the Notes for each unit of Common Stock;

“Converted Stock” means the total number of units of Common Stock issued upon any conversion in accordance with Paragraph 2 or Paragraph 3;

“Convertible Balance” means the Aggregate Nominal Amount of the Notes but deducting therefrom the Nominal Amounts (if any) of any Notes which have been redeemed or repaid but not surrendered for cancellation;

“Final Company Conversion Period” means the period commencing on 22 February 2012 and ending on the last date upon which all of the Notes have been redeemed, converted or cancelled in accordance with the provisions of the Loan Note Instrument;

“First Company Conversion Period” means the period from 22 February 2010 to 21 February 2011 (both dates inclusive);

“Listing” means a successful application being made for all or any of the Common Stock either (A) to be admitted to trading on any of (i) a US national exchange such as American Exchange, (ii) the New York Stock Exchange, (iii) the National Association of Securities Dealers Automated Quotation system, or (B) to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange plc's main market for listed securities or (C) a successful application being made to any other recognised investment exchange or overseas investment exchange (as such expressions are defined in the Financial Services and Markets Act 2000) for all or any of the Common Stock to be admitted to trading on such exchange;

“Minimum Stock Price” means:

(1)	During the First Company Conversion Period, USD 2.50;

(2)	During the Second Company Conversion Period, USD 2.90; and

(3)	During the Final Company Conversion Period, USD 3.50.

“OTCBB” means the OTC Bulletin Board which provides a quotation service for the Common Stock under the symbol “CDOC”;

“Second Company Conversion Period” means the period from 22 February 2011 to 21 February 2012 (both dates inclusive).

2	Noteholders’ right to convert

2.1
At any time whilst any of the Notes remains due and outstanding, a Noteholder Majority or the Noteholders (acting under an Extraordinary Resolution of the Noteholders in terms of the Conditions) may serve notice on COGI (in the form set out in Schedule 5 to the Loan Note Instrument) requiring that the Convertible Balance is converted into Common Stock.

2.2
Any such notice shall specify the date upon which the conversion is to take place (being not earlier than 14 days after the date such notice is served) and full details of the person(s) to whom the certificate(s) representing the Common Stock arising from the conversion is to be issued.

2.3
The number of units of Common Stock to be issued upon any conversion in terms of this Paragraph 2 (the “Noteholder Conversion Shares”) shall be the Convertible Balance divided by the Conversion Price, rounded up or down to the nearest whole unit of Common Stock. As between the Noteholders the Conversion Shares shall be allocated, as closely as possible, pro rata in accordance with the Nominal Amount of Notes held by each Noteholder, rounded up or down to the nearest whole unit of Common Stock.

2.4
If any Certificates are not delivered to COGI with the notice referred to in Paragraph 2.1, then the relevant Noteholders will be required to indemnify COGI and the Registrar (in terms reasonably acceptable to COGI and the Registrar) in relation to those certificates not so delivered, which Certificates will be deemed to have been automatically cancelled immediately upon the issue of the certificates for the Common Stock arising from the Conversion.

3	Company’s right to convert

3.1
Subject to Paragraph 3.4, at any time during the period commencing on the first day of the First Company Conversion Period and ending on the last day of the Final Company Conversion Period COGI may serve notice on the Noteholders requiring that the Convertible Balance is converted into Common Stock.

3.2
Any such notice, in the case of a conversion due to the circumstances detailed in Paragraph 3.4(a), shall state that the conversion shall take place forthwith upon the conditions in Paragraph 3.5 being fulfilled and shall require the Noteholders to provide, no later than 3 Business Days before the date of conversion, the relevant Certificates and full details of the person(s) to whom the certificate(s) representing the Common Stock arising from the conversion is to be issued. Any such notice, in the case of a conversion due to the circumstances detailed in Paragraph 3.4 (b), shall specify the date upon which the conversion is to take place (being not earlier than 14 days after the date such notice is served) and shall require the Noteholders to provide, no later than 3 business days before the date of conversion, the relevant Certificates and full details of the person(s) to whom the certificate(s) representing the Common Stock arising from the conversion is to be issued.

3.3
The number of units of Common Stock to be issued upon any conversion in terms of this Paragraph 3 (the “Company Conversion Shares”) shall be the Convertible Balance divided by the Conversion Price, rounded up or down to the nearest whole unit of Common Stock. As between the Noteholders COGI Conversion Shares shall be allocated, as closely as possible, pro rata in accordance with the Nominal Amount of Notes held by each Noteholder, rounded up or down to the nearest whole unit of Common Stock.

3.4	COGI may only serve notice under Paragraph 3.1 if either:

(a)
at the time of service of the notice a Listing is proposed and the price at which the units of Common Stock are to be listed is at least the Minimum Stock Price applicable to the date upon which the notice is served; or

(b)
the daily volume weighted average price of the Common Stock as quoted on OTCBB or any other US National Exchange which COGI’s securities are then listed has, for at least 40 consecutive trading days ending on the date of service of the notice, closed at no less than the Minimum Stock Price applicable to the date upon which the notice is served.

3.5
Any conversion notice served in the case of a proposed Listing (as referred to in Paragraph 3.4 (a)) shall be conditional upon (1) the Listing being completed and (2) the relevant Minimum Stock Price being achieved in the Listing. If both these conditions are not met then, without prejudice to the right of COGI to serve a conversion notice at any later date, the notice shall be deemed to have been withdrawn and the Notes shall not be converted at such time unless the majority of Noteholders agree to waive the Minimum Stock Price criterion.

3.6
If any Certificates are not delivered to COGI in accordance with Paragraph 3.2, then the relevant Noteholders will be required to indemnify COGI and the Registrar (in terms reasonably acceptable to COGI and the Registrar) in relation to those certificates not so delivered and which will be deemed to have been automatically cancelled immediately upon the issue of the certificates for the Common Stock arising from the Conversion.

4	Interest

On the date of any conversion in terms of either Paragraph 2 or Paragraph 3 COGI shall pay to the Noteholders all interest accrued on the Notes from the last date of payment to the date of conversion.

5	Termination of Rights

On the date of an optional conversion pursuant to Paragraphs 2 or 3 above, all rights with respect to the Notes so converted shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of the Notes have been converted, (ii) exercise the rights to which they are entitled as holders of Common Stock, (iii) receive accrued and unpaid interest or principal in relation to the Notes and (iv) receive amounts due to the Noteholders pursuant to Clause 3.14 of the Instrument (Indemnity).

SCHEDULE 4

The Legend

THIS SECURITY HAS NOT BEEN  REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

SCHEDULE 5

Form of Notice of Conversion

Issued pursuant to Paragraph 2.1 of Schedule 3 to the Loan Note Instrument (the “Instrument”) issued on 21 February 2008 by Coda Octopus Group, Inc. (“COGI”) in respect of USD 12,000,000 of secured, convertible loan notes. Terms and expressions defined in the Instrument or any of its Schedules shall have the same meaning when used in this notice.

We [ ] of [ ], [ ] of [ ] and [ ] of [ ] being the [holders of Notes having an aggregate Nominal Amount of not less than 75% of the Notes Outstanding, acting pursuant to an Extraordinary Resolution of Noteholders held pursuant to Condition 10 (a certified copy of which Extraordinary Resolution is attached hereto)]/[Noteholder Majority] HERBY REQUIRE conversion of the Convertible Balance into Common Stock of COGI all in accordance with Paragraph 2.1 of Schedule 3 to the Instrument, such conversion to take effect on [ ].

Alt 1

We enclose the Certificates for all Notes currently in issue. Please issue and deliver stock certificates for the Common Stock arising on conversion of any Note to the registered holder of the relevant Note.

Alt 2

We enclose the Certificates for all Notes currently in issue. Please issue and deliver stock certificates for the Common Stock arising on conversion of any Note to the following nominee of the relevant Noteholder.

Serial Number	Nominee for Noteholder

Yours faithfully

Authorised Signatory for [	]

Authorised Signatory for [	]

Authorised Signatory for [	]

In Witness of which this deed has been duly executed

EXECUTED (but not delivered until the date hereof) as a deed by CODA OCTOPUS GROUP, Inc. acting by any two directors:	) ) ) ) )

Director

Director